Exhibit 99.1

XPO Announces Third Quarter 2022 Results

Delivered third quarter record operating income, up 65% year-over-year

Improved tonnage in North American LTL each month through third quarter; tonnage inflected positive year-over-year in September

Grew North American truck brokerage volume year-over-year by 9%

GREENWICH, Conn. — October 31, 2022 — XPO (NYSE: XPO) today announced its financial results for the third quarter 2022.

Revenue was $3.04 billion for the third quarter, compared with $3.27 billion for the same period in 2021. Excluding third quarter 2021 revenue from the company’s intermodal operation, which was sold in March 2022, third quarter 2022 revenue increased year-over-year by 3%.

Net income from continuing operations attributable to common shareholders was $131 million for the third quarter, compared with $21 million for the same period in 2021. Operating income was $185 million for the third quarter, compared with $112 million for the same period in 2021. Diluted earnings from continuing operations per share was $1.13 for the third quarter, compared with $0.19 for the same period in 2021.

Adjusted net income from continuing operations attributable to common shareholders, a non-GAAP financial measure, increased to $168 million for the third quarter, compared with $109 million for the same period in 2021. Adjusted diluted earnings from continuing operations per share, a non-GAAP financial measure, was $1.45 for the third quarter, compared with $0.94 for the same period in 2021.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $352 million for the third quarter, compared with $307 million for the same period in 2021.

For the third quarter 2022, the company generated $265 million of cash flow from operating activities and $142 million of free cash flow, a non-GAAP financial measure.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

2022 Less-Than-Truckload (LTL) Financial Targets

For the full year 2022, for the North American LTL business, the company reaffirmed the following targets, both previously announced:

•	At least $1 billion of full year adjusted EBITDA, including gains on sales of real estate of up to $50 million in the fourth quarter; and
•	Year-over-year improvement of 50 to 100 basis points in adjusted operating ratio for the full year, including at least 120 basis points of improvement in the fourth quarter, excluding gains on sales of real estate.

CEO Comments

Brad Jacobs, chairman and chief executive officer of XPO, said, “Our record results in the third quarter demonstrate how strongly our North American businesses are positioned for growth as standalone companies. Both LTL and truck brokerage outperformed on key metrics leading into tomorrow’s spin-off, and will thrive under the leadership of Mario Harik as CEO of XPO, and Drew Wilkerson as CEO of RXO.

“Our plan for LTL 2.0 is showing tangible results. We reported third quarter LTL records for revenue and adjusted EBITDA. Our year-over-year tonnage accelerated every month through the quarter and inflected positive in September, with more improvement in October. Importantly, our third quarter tonnage trend outperformed typical seasonality, bucking industry trends.

“Our truck brokerage business achieved a gross profit margin of 19% in the third quarter, with gross profit dollars up dramatically year-over-year by 31%. We grew volume by 9%, decisively outpacing the industry.”

Jacobs continued, “I thank our shareholders for their long-standing support of the company we began building in 2011 and the new public companies we’ve created. XPO was the seventh best-performing stock of the last decade on the Fortune 500, and I’m proud that our evolution into XPO, RXO and GXO is serving the best interests of our shareholders.”

Results by Business Segment

Third Quarter 2022 Summary Segment Results

Three months ended September 30,	Revenue		Operating Income (Loss)		Adjusted EBITDA(1)
(in millions)	2022	2021	2022	2021	2022	2021
North American Less-Than-Truckload Segment	$1,204	$1,071	$182	$149	$258	$222
Brokerage and Other Services Segment	1,921	2,261	62	58	123	131
Corporate and Intersegment Eliminations	(83)	(62)	(59)	(95)	(29)	(46)
Total(3)	$3,042	$3,270	$185	$112	$352	$307

Nine months ended September 30,	Revenue		Operating Income (Loss)		Adjusted EBITDA(1)
(in millions)	2022	2021	2022(2)	2021	2022	2021
North American Less-Than-Truckload Segment	$3,548	$3,114	$530	$481	$757	$694
Brokerage and Other Services Segment	6,420	6,493	255	189	439	386
Corporate and Intersegment Eliminations	(221)	(162)	255	(228)	(118)	(164)
Total(3)	$9,747	$9,445	$1,040	$442	$1,078	$916

(1) Reconciliations of adjusted EBITDA are provided in the attached financial tables

(2) Corporate operating income includes a $434 million gain for the nine months ended September 30, 2022 related to the sale of the intermodal operation

(3) See the Non-GAAP Financial Measures section in this release

•	North American Less-Than-Truckload (LTL): The segment generated revenue of $1.2 billion for the third quarter 2022, compared with $1.1 billion for the same period in 2021. The year-over-year growth in revenue primarily reflects an increase in yield.

Operating income for the segment was $182 million for the third quarter 2022, compared with $149 million for the same period in 2021. Adjusted EBITDA for the third quarter 2022, which had no gains on real estate sales, was $258 million; compared with adjusted EBITDA for the third quarter 2021 of $222 million, which included approximately $5 million in gains on real estate sales. Excluding real estate sales in both periods, LTL adjusted EBITDA grew by 19%.

Third quarter 2022 operating ratio was 85.0%. Adjusted operating ratio, excluding gains on real estate sales, improved 160 basis points year-over-year to 82.8%.

•	Brokerage and Other Services: Revenue for the segment was $1.92 billion for the third quarter 2022, compared with $2.26 billion for the same period in 2021. The decrease in revenue was due primarily to the sale of the North American intermodal operation in March 2022, which impacted revenue by $309 million (including intercompany transactions).

Operating income for the segment was $62 million for the third quarter 2022, compared with $58 million for the same period in 2021. Adjusted EBITDA was $123 million for the third quarter 2022, compared with $131 million for the same period in 2021. The year-over-year decrease in adjusted EBITDA was due primarily to the sale of the intermodal operation.

Truck brokerage revenue in North America decreased 2% to $686 million for the third quarter 2022, compared with $700 million for the same period in 2021. The decrease in revenue was primarily driven by lower truckload pricing in the spot market, partially offset by a year-over-year increase in North American truck brokerage volume, facilitated by the company’s digital brokerage platform.

•	Corporate: Corporate expense was $59 million for the third quarter 2022, compared with $95 million for the same period in 2021. Corporate adjusted EBITDA was an expense of $29 million for the third quarter 2022, compared with $46 million for the same period in 2021.

Liquidity and Deleveraging

As of September 30, 2022, the company had $1.54 billion of total liquidity, including $544 million of cash and cash equivalents and approximately $1 billion of available borrowing capacity. The net leverage ratio as of September 30, 2022 was 1.7x, down from 1.8x as of June 30, 2022, and within the company’s target range of 1.0x – 2.0x.

Net leverage ratio is calculated as net debt of $2.36 billion, divided by adjusted EBITDA of $1.40 billion for the trailing 12 months ended September 30, 2022.

Conference Call

The company will hold a conference call on Monday, October 31, 2022, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until December 1, 2022. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13733483.

About XPO

XPO (NYSE: XPO) is a leading provider of freight transportation services, primarily less-than-truckload (LTL) and truck brokerage. XPO uses its proprietary technology, including its digital freight marketplace, to move goods efficiently through supply chains. Following the planned spin-off of the RXO brokered transportation platform on November 1, 2022, XPO’s sole business in North America will be one of the largest providers of asset-based LTL transportation, and together with its business in Europe, XPO will serve approximately 43,000 shippers with 564 locations and 38,000 employees. The company is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

About the RXO spin-off

XPO intends to spin off its tech-enabled brokered transportation platform in North America as an independent publicly traded company (NYSE: RXO) on November 1, 2022. RXO’s best-in-class brokerage offering will provide customers with access to massive truckload capacity, cutting-edge technology and complementary brokered services for managed transportation, last mile and freight forwarding. Visit rxo.com for more information.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this press release.

XPO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis and for corporate and intersegment eliminations; adjusted EBITDA margin on a consolidated basis; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”); margin (revenue less cost of transportation and services (exclusive of depreciation and amortization)) and margin as a percentage of revenue (margin % of revenue) by service offering; free cash flows; adjusted operating income (including and excluding gains on real estate transactions) for our North American less-than-truckload segment; adjusted operating ratio (including and excluding gains on real estate transactions) for our North American less-than-truckload segment; adjusted EBITDA excluding gains on real estate transactions for our North American less-than-truckload segment; net leverage and net debt. We also refer to (i) margin as gross profit dollars and (ii) margin as a percentage of revenue (margin % of revenue) as gross profit margin in this release.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that margin (revenue less cost of transportation and services (exclusive of depreciation and amortization)) and margin as a percentage of revenue (margin % of revenue) improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our trailing twelve-month reported adjusted EBITDA.

With respect to our financial targets for full year 2022 and fourth quarter 2022 North American LTL adjusted operating ratio, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the planned spin-off of our tech-enabled brokered services platform, the expected timing and anticipated benefits of the spin-off; our 2022 financial target of at least $1 billion of adjusted EBITDA in the North American LTL segment, including gains on sales of real estate of up to $50 million in the fourth quarter 2022; and our 2022 financial target of year-over-year improvement of 50 to 100 basis points in North American LTL adjusted operating ratio, including at least 120 basis points of improvement in fourth quarter 2022 (excluding gains on sales of real estate). All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include our ability to effect the spin-off of our tech-enabled brokered services platform and meet the related conditions of the spin-off, our ability to complete the divestiture of our European business, the expected timing of the completion of these transactions and the terms of the transactions, our ability to achieve the expected benefits of the transactions, our ability to retain and attract key personnel for the separate businesses, the risks discussed in our filings with the SEC, and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers, and warehouses and other network facilities, to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spin-off or other divestiture of one or more business units, and the impact of anticipated material compensation and other expenses, including expenses related to the acceleration of equity awards, to be incurred in connection with a substantial disposition; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; goodwill impairment, including in connection with a business unit sale, spin-off or other divestiture; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks, wars or similar incidents, including the conflict between Russia and Ukraine and increased tensions between Taiwan and China; risks and uncertainties regarding the expected benefits of a future spin-off of a business unit, the impact of a future spin-off of a business unit on the size and business diversity of our company; the ability of the spin-off of a business unit to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including potential labor disputes between railroads and their union employees and our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees and independent contractors; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; the impact of potential sales of common stock by our chairman; governmental regulation, including trade compliance laws, as well as changes in international trade policies, sanctions and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Where required by law, no binding decision will be made with respect to the divestiture of the European business other than in compliance with applicable employee information and consultation requirements.

Investor Contacts

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Kevin Sterling

+ 1 804-441-6179

kevin.sterling@rxo.com

Media Contacts

Karina Frayter

+1-203-484-8303

karina.frayter@xpo.com

Nina Reinhardt

+1-980-408-1594

nina.reinhardt@rxo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue (1)	$3,042	$3,270	$9,747	$9,445
Cost of transportation and services (exclusive of depreciation and amortization)	2,044	2,306	6,634	6,545
Direct operating expense (exclusive of depreciation and amortization)	363	366	1,113	1,058
Sales, general and administrative expense (2)	298	339	966	1,001
Depreciation and amortization expense	118	118	349	357
Gain on sale of business	-	-	(434)	-
Transaction and integration costs	25	15	60	26
Restructuring costs	9	14	19	16
Operating income	185	112	1,040	442
Other income	(15)	(19)	(44)	(45)
Debt extinguishment loss	-	46	26	54
Interest expense	35	53	103	176
Income from continuing operations before income tax provision	165	32	955	257
Income tax provision	34	11	194	60
Income from continuing operations	131	21	761	197
Income (loss) from discontinued operations, net of taxes	-	(78)	(1)	22
Net income (loss)	131	(57)	760	219
Net income from discontinued operations attributable to noncontrolling interests	-	-	-	(5)
Net income (loss) attributable to XPO	$131	$(57)	$760	$214

Net income (loss) attributable to common shareholders
Continuing operations	$131	$21	$761	$197
Discontinued operations	-	(78)	(1)	17
Net income (loss) attributable to common shareholders	$131	$(57)	$760	$214

Basic earnings (loss) per share attributable to common shareholders (3)
Continuing operations	$1.14	$0.19	$6.62	$1.78
Discontinued operations	-	(0.69)	(0.01)	0.15
Basic earnings (loss) per share attributable to common shareholders	$1.14	$(0.50)	$6.61	$1.93
Diluted earnings (loss) per share attributable to common shareholders (3)
Continuing operations	$1.13	$0.19	$6.58	$1.73
Discontinued operations	-	(0.68)	(0.01)	0.14
Diluted earnings (loss) per share attributable to common shareholders	$1.13	$(0.49)	$6.57	$1.87

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	115	115	115	111
Diluted weighted-average common shares outstanding	116	116	116	114

(1) Revenue for the three months ended September 30, 2021 included approximately $309 million (including intercompany transactions) attributable to the Company's intermodal business, which the Company sold in March 2022.

(2) Sales, general and administrative expenses includes $29 million related to litigation settlements for the three and nine months ended September 30, 2021.

(3) The sum of quarterly earnings (loss) per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods.

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$544	$260
Accounts receivable, net of allowances of $51 and $47, respectively	2,013	2,105
Other current assets	257	286
Current assets of discontinued operations	17	26
Total current assets	2,831	2,677
Long-term assets
Property and equipment, net of $1,848 and $1,828 in accumulated depreciation, respectively	1,828	1,808
Operating lease assets	816	908
Goodwill	2,229	2,479
Identifiable intangible assets, net of $598 and $612 in accumulated amortization, respectively	496	580
Other long-term assets	303	255
Total long-term assets	5,672	6,030
Total assets	$8,503	$8,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,022	$1,110
Accrued expenses	1,087	1,107
Short-term borrowings and current maturities of long-term debt	60	58
Short-term operating lease liabilities	145	170
Other current liabilities	111	69
Current liabilities of discontinued operations	17	24
Total current liabilities	2,442	2,538
Long-term liabilities
Long-term debt	2,848	3,514
Deferred tax liability	334	316
Employee benefit obligations	116	122
Long-term operating lease liabilities	671	752
Other long-term liabilities	306	327
Total long-term liabilities	4,275	5,031

Stockholders’ equity
Common stock, $0.001 par value; 300 shares authorized; 115 issued and outstanding as of September 30, 2022 and December 31, 2021	-	-
Additional paid-in capital	1,195	1,179
Retained earnings	803	43
Accumulated other comprehensive loss	(212)	(84)
Total equity	1,786	1,138
Total liabilities and equity	$8,503	$8,707

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities of continuing operations
Net income	$760	$219
Income (loss) from discontinued operations, net of taxes	(1)	22
Income from continuing operations	761	197
Adjustments to reconcile income from continuing operations to net cash from operating activities
Depreciation, amortization and net lease activity	349	357
Stock compensation expense	26	29
Accretion of debt	12	15
Deferred tax expense	10	5
Debt extinguishment loss	26	54
Gain on sale of business	(434)	-
Gains on sales of property and equipment	(4)	(36)
Other	29	5
Changes in assets and liabilities
Accounts receivable	(245)	(371)
Other assets	30	(1)
Accounts payable	76	133
Accrued expenses and other liabilities	28	171
Net cash provided by operating activities from continuing operations	664	558
Cash flows from investing activities of continuing operations
Proceeds from sale of business	705	-
Payment for purchases of property and equipment	(394)	(212)
Proceeds from sale of property and equipment	11	72
Proceeds from settlement of cross currency swaps	29	-
Other	-	(3)
Net cash provided by (used in) investing activities from continuing operations	351	(143)
Cash flows from financing activities of continuing operations
Repayment of borrowings related to securitization program	-	(24)
Repurchase of debt	(651)	(2,769)
Proceeds from borrowings on ABL facility	275	-
Repayment of borrowings on ABL facility	(275)	(200)
Repayment of debt and finance leases	(47)	(63)
Payment for debt issuance costs	-	(5)
Issuance of common stock	-	384
Change in bank overdrafts	6	33
Payment for tax withholdings for restricted shares	(13)	(25)
Distribution from GXO	-	794
Other	(1)	(5)
Net cash used in financing activities from continuing operations	(706)	(1,880)
Cash flows from discontinued operations
Operating activities of discontinued operations	(5)	68
Investing activities of discontinued operations	2	(95)
Financing activities of discontinued operations	-	(302)
Net cash used in discontinued operations	(3)	(329)
Effect of exchange rates on cash, cash equivalents and restricted cash	(25)	(7)
Net increase (decrease) in cash, cash equivalents and restricted cash	281	(1,801)
Cash, cash equivalents and restricted cash, beginning of period	273	2,065
Cash, cash equivalents and restricted cash, end of period	554	264
Less: Cash, cash equivalents and restricted cash of discontinued operations, end of period	-	-
Cash, cash equivalents and restricted cash of continuing operations, end of period	$554	$264

North American Less-Than-Truckload Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change %	2022	2021	Change %
Revenue (excluding fuel surcharge revenue)	$931	$904	3.0%	$2,777	$2,648	4.9%
Fuel surcharge revenue	273	167	63.5%	771	466	65.5%
Revenue	1,204	1,071	12.4%	3,548	3,114	13.9%
Salaries, wages and employee benefits	538	495	8.7%	1,557	1,434	8.6%
Purchased transportation	123	124	-0.8%	393	334	17.7%
Fuel and fuel-related taxes	105	73	43.8%	320	207	54.6%
Other operating expenses	171	151	13.2%	498	430	15.8%
Depreciation and amortization	60	57	5.3%	175	169	3.6%
Rents and leases	23	21	9.5%	68	58	17.2%
Transaction and integration costs	-	1	-100.0%	2	1	100.0%
Restructuring costs	2	-	NM	5	-	NM
Operating income	182	149	22.1%	530	481	10.2%
Operating ratio (1)	85.0%	86.1%		85.1%	84.6%
Other income (2)	15	15		45	43
Amortization expense	8	8		25	25
Transaction and integration costs	-	1		2	1
Restructuring costs	2	-		5	-
Adjusted operating income (3)	$207	$173	19.7%	$607	$550	10.4%
Adjusted operating ratio (3) (4)	82.8%	83.9%		82.9%	82.3%
Depreciation expense	52	49	6.1%	150	144	4.2%
Other	(1)	-	NM	-	-	NM
Adjusted EBITDA (5)	$258	$222	16.2%	$757	$694	9.1%
Adjusted EBITDA margin (6)	21.5%	20.8%		21.3%	22.3%

Gains on real estate transactions	-	(5)		-	(27)
Adjusted EBITDA, excluding gains on real estate transactions (3)	258	217	18.9%	$757	$667	13.5%
Adjusted operating income, excluding gains on real estate transactions (3)	$207	$168	23.2%	$607	$523	16.1%
Adjusted operating ratio, excluding gains on real estate transactions (3) (4)	82.8%	84.4%		82.9%	83.2%

NM - Not meaningful.

(1) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(2) Other income primarily consists of pension income.

(3) See the “Non-GAAP Financial Measures” section of the press release.

(4) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)); adjusted operating margin is the inverse of adjusted operating ratio

(5) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.

(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Note: Effective in the first quarter 2023, the Company expects making the following changes: (i) adjusted operating income to exclude pension income and (ii) both adjusted EBITDA and adjusted operating income to reflect an allocation of an additional $80 million of annual corporate costs.

North American Less-Than-Truckload Segment

Summary Data Table

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change %	2022	2021	Change %
Pounds per day (thousands)	70,063	72,152	-2.9%	70,854	73,138	-3.1%

Shipments per day	49,744	50,637	-1.8%	49,459	51,187	-3.4%

Average weight per shipment (in pounds)	1,408	1,425	-1.2%	1,433	1,429	0.3%

Gross revenue per shipment	$387.65	$336.95	15.0%	$384.85	$326.08	18.0%

Gross revenue per hundredweight (including fuel surcharges)	$27.52	$23.65	16.4%	$26.86	$22.82	17.7%

Gross revenue per hundredweight (excluding fuel surcharges)	$21.43	$20.02	7.0%	$21.18	$19.47	8.8%

Average length of haul (in miles)	831.0	847.0		830.7	838.9

Total average load factor (1)	23,574	23,905	-1.4%	23,914	24,237	-1.3%

Average age of tractor fleet (years)	5.96	5.86

Number of working days	64.0	64.0		191.5	190.5

(1) Total average load factor equals freight pound miles divided by total linehaul miles.

Brokerage and Other Services Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change %	2022	2021	Change %
Revenue (1)	$1,921	$2,261	-15.0%	$6,420	$6,493	-1.1%
Cost of transportation and services	1,449	1,762	-17.8%	4,836	4,983	-3.0%
Direct operating expense	155	175	-11.4%	510	531	-4.0%
Sales, general and administrative expense	196	193	1.6%	637	593	7.4%
Depreciation and amortization	54	60	-10.0%	168	180	-6.7%
Transaction and integration costs	3	5	-40.0%	6	8	-25.0%
Restructuring costs	2	8	-75.0%	8	9	-11.1%
Operating income	$62	$58	6.9%	$255	$189	34.9%
Other income	2	-		2	-
Depreciation and amortization	54	60		168	180
Transaction and integration costs	3	5		6	8
Restructuring costs	2	8		8	9
Adjusted EBITDA (1)(2)	$123	$131	-6.1%	$439	$386	13.7%
Adjusted EBITDA margin (3)	6.4%	5.8%		6.8%	5.9%

(1) The three and nine months ended September 30, 2021 include the results of operations of the Company's intermodal business, which the Company sold in March 2022. The revenue (including intercompany transactions) and adjusted EBITDA attributable to intermodal for the three months ended September 30, 2021 were approximately $309 million and $20 million, respectively. The revenue (including intercompany transactions) and adjusted EBITDA attributable to intermodal for the period from April 1, 2021 through September 30, 2021 were approximately $575 million and $31 million, respectively.

(2) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.

(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
North America
Less-Than-Truckload	$1,250	$1,091	$3,658	$3,165
Truck Brokerage	686	700	2,265	1,903
Last Mile	264	250	784	765
Other Brokerage (1)	186	547	936	1,486
Total North America	2,386	2,588	7,643	7,319
Europe	741	757	2,335	2,311
Eliminations	(85)	(75)	(231)	(185)
Total Revenue	$3,042	$3,270	$9,747	$9,445

Cost of Transportation and Services (exclusive of depreciation and amortization)
North America
Less-Than-Truckload	$715	$622	$2,109	$1,764
Truck Brokerage	556	601	1,844	1,604
Last Mile	191	176	554	516
Other Brokerage (1)	109	416	611	1,136
Total North America	1,571	1,815	5,118	5,020
Europe	558	566	1,747	1,710
Eliminations	(85)	(75)	(231)	(185)
Total Cost of Transportation and Services (exclusive of depreciation and amortization)	$2,044	$2,306	$6,634	$6,545

Margin (2) (4)
North America
Less-Than-Truckload	$535	$469	$1,549	$1,401
Truck Brokerage	130	99	421	299
Last Mile	73	74	230	249
Other Brokerage (1)	77	131	325	350
Total North America	815	773	2,525	2,299
Europe	183	191	588	601
Total Margin	$998	$964	$3,113	$2,900

Margin % of Revenue (3)(4)
North America
Less-Than-Truckload	42.8%	42.9%	42.3%	44.2%
Truck Brokerage	19.0%	14.1%	18.6%	15.7%
Last Mile	27.9%	29.7%	29.4%	32.6%
Other Brokerage (1)	41.1%	23.9%	34.7%	23.6%
Total North America	34.2%	29.8%	33.0%	31.4%
Europe	24.7%	25.2%	25.2%	26.0%
Overall Margin % of Revenue	32.8%	29.5%	31.9%	30.7%

(1) Other brokerage includes expedite, freight forwarding and managed transportation services, and intermodal through its date of sale in March 2022. Freight forwarding includes operations conducted outside of North America but managed by our North American entities.

(2) Margin is calculated as Revenue less cost of transportation and services (exclusive of depreciation and amortization). We also refer to this measure as gross profit dollars.

(3) We also refer to margin % of revenue as gross profit margin.

(4) See the “Non-GAAP Financial Measures” section of the press release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Corporate and Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change %	2022	2021	Change %
Sales, general and administrative expense (1)	$28	$79	-64.6%	$115	$196	-41.3%
Depreciation and amortization	4	1	300.0%	6	8	-25.0%
Gain on sale of business	-	-	NM	(434)	-	NM
Transaction and integration costs	22	9	144.4%	52	17	205.9%
Restructuring costs	5	6	-16.7%	6	7	-14.3%
Operating income (loss) (2)	$(59)	$(95)	-37.9%	$255	$(228)	NM
Other income (expense) (3)	(1)	4		(3)	3
Depreciation and amortization	4	1		6	8
Gain on sale of business	-	-		(434)	-
Litigation settlements	-	29		-	29
Transaction and integration costs	22	9		52	17
Restructuring costs	5	6		6	7
Adjusted EBITDA (4)	$(29)	$(46)	-37.0%	$(118)	$(164)	-28.0%

NM - Not meaningful.

(1) Sales, general and administrative expenses includes $29 million related to litigation settlements for the three and nine months ended September 30, 2021.

(2) Corporate operating loss, excluding the gain on the sale of the intermodal operation, was $179 million for the nine months ended September 30, 2022.

(3) Other income (expense) consists of foreign currency gain (loss) and other income (expense).

(4) See the “Non-GAAP Financial Measures” section of the press release.

Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The following table summarizes the intersegment eliminations by line item.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$(83)	$(62)	$(221)	$(162)
Cost of transportation and services (exclusive of depreciation and amortization)	(83)	(62)	(221)	(162)

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change %	2022	2021	Change %
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
Net income from continuing operations attributable to common shareholders	$131	$21	523.8%	$761	$197	286.3%
Debt extinguishment loss	-	46		26	54
Interest expense	35	53		103	176
Income tax provision	34	11		194	60
Depreciation and amortization expense	118	118		349	357
Unrealized loss on foreign currency option and forward contracts	-	-		-	1
Gain on sale of business	-	-		(434)	-
Litigation settlements	-	29		-	29
Transaction and integration costs	25	15		60	26
Restructuring costs	9	14		19	16
Adjusted EBITDA (1) (2)	$352	$307	14.7%	$1,078	$916	17.7%
Revenue (2)	$3,042	$3,270	-7.0%	$9,747	$9,445	3.2%
Adjusted EBITDA margin (1) (3)	11.6%	9.4%		11.1%	9.7%

(1) See the “Non-GAAP Financial Measures” section of the press release.

(2) The three and nine months ended September 30, 2021 include the results of operations of the Company's intermodal business, which the Company sold in March 2022. The revenue (including intercompany transactions) and adjusted EBITDA attributable to intermodal for the three months ended September 30, 2021 were approximately $309 million and $20 million, respectively. The revenue (including intercompany transactions) and adjusted EBITDA attributable to intermodal for the period from April 1, 2021 through September 30, 2021 were approximately $575 million and $31 million, respectively.

(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures (cont.)

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Reconciliation of Net Income from Continuing Operations and Diluted Earnings Per Share from Continuing Operations to Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations
Net income from continuing operations attributable to common shareholders	$131	$21	$761	$197
Debt extinguishment loss	-	46	26	54
Unrealized loss on foreign currency option and forward contracts	-	-	-	1
Amortization of acquisition-related intangible assets	19	22	58	65
Gain on sale of business	-	-	(434)	-
ABL amendment cost	-	1	-	1
Litigation settlements	-	29	-	29
Transaction and integration costs	25	15	60	26
Restructuring costs	9	14	19	16
Income tax associated with the adjustments above (1)	(16)	(35)	32	(49)
Discrete and other tax-related adjustments (2)	-	(4)	-	(4)
Adjusted net income from continuing operations attributable to common shareholders (3)	$168	$109	$522	$336

Adjusted diluted earnings from continuing operations per share (3)	$1.45	$0.94	$4.51	$2.95

Weighted-average common shares outstanding
Diluted weighted-average common shares outstanding	116	116	116	114

(1) This line item reflects the aggregate tax (expense) benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:
Debt extinguishment loss	$-	$12	$6	$14
Amortization of acquisition-related intangible assets	4	6	14	16
Gain on sale of business	3	-	(71)	-
Litigation settlements	-	8	-	8
Transaction and integration costs	6	4	14	6
Restructuring costs	3	5	5	5
	$16	$35	$(32)	$49

The income tax rate applied to reconciling items excluding the gain on sale of business is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes. The income tax rate applied to the gain on the sale of business represents the actual tax expense impact which is considered a discrete item.

(2) Discrete tax items reflect a tax benefit related to a tax planning initiative that resulted in the recognition of a long-term capital loss offset by tax expense due to valuation allowances that were recognized as a result of the spin-off of our logistics business.

(3) See the "Non-GAAP Financial Measures" section of the press release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Reconciliation of Cash Flows from Operating Activities of Continuing Operations to Free Cash Flow
Net cash provided by operating activities from continuing operations	$265	$250	$664	$558
Payment for purchases of property and equipment	(127)	(77)	(394)	(212)
Proceeds from sale of property and equipment	4	12	11	72
Free Cash Flow (1)(2)	$142	$185	$281	$418

(1) The third quarter of 2022 includes $53 million of cash outflows related to transaction costs.

(2) See the "Non-GAAP Financial Measures" section of the press release.

XPO Logistics, Inc.

 Other Reconciliations

(Unaudited)

(In millions)

	September 30,	June 30,
	2022	2022
Reconciliation of Net Debt
Total debt	$2,908	$2,912
Less: Cash and cash equivalents	544	436
Net debt (1)	$2,364	$2,476

	Trailing Twelve Months Ended		Trailing Twelve Months Ended
	September 30,		June 30,
	2022		2022
Reconciliation of Net Leverage
Net debt	$2,364		$2,476
Adjusted EBITDA	$1,401		$1,356
Net leverage (1)	1.7	x	1.8	x

	Trailing Twelve Months Ended	Nine Months Ended	Trailing Twelve Months Ended	Six Months Ended	Twelve Months Ended	Nine Months Ended	Six Months Ended
	September 30,(2)	September 30,	June 30,(3)	June 30,	December 31,	September 30,	June 30,
	2022	2022	2022	2022	2021	2021	2021
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Net income from continuing operations attributable to common shareholders	$887	$761	$777	$630	$323	$197	$176
Debt extinguishment loss	26	26	72	26	54	54	8
Interest expense	138	103	156	68	211	176	123
Income tax provision	221	194	198	160	87	60	49
Depreciation and amortization expense	468	349	468	231	476	357	239
Unrealized loss on foreign currency option and forward contracts	-	-	-	-	1	1	1
Gain on sale of business	(434)	(434)	(434)	(434)	-	-	-
Litigation settlements	2	-	31	-	31	29	-
Transaction and integration costs	71	60	61	35	37	26	11
Restructuring costs	22	19	27	10	19	16	2
Adjusted EBITDA (1)	$1,401	$1,078	$1,356	$726	$1,239	$916	$609

(1) See the “Non-GAAP Financial Measures” section of the press release.

(2) Trailing twelve months ended September 30, 2022 is calculated as the nine months ended September 30, 2022 plus the twelve months ended December 31, 2021 less the nine months ended September 30, 2021.

(3) Trailing twelve months ended June 30, 2022 is calculated as the six months ended June 30, 2022 plus the twelve months ended December 31, 2021 less the six months ended June 30, 2021.